SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                                (Amendment No. 4)

                          Pre-Paid Legal Services, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------

                         (Title of Class of Securities)

                                   740065 10 7
--------------------------------------------------------------------------------

                                 (CUSIP Number)

                                December 31, 2009
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

-------------------------------------------------------------------------------------------------------------------------
|1.                    |  NAMES OF REPORTING |PERSONS: Harland C. Stonecipher                                           |
|                      |                                                                                                |
-------------------------------------------------------------------------------------------------------------------------
|2.                    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(See Instructions)              (a)      [ ]  |
|                      |                                                                                  (b)      [ ]  |
------------------------------------------------------------------------------------------------------- -----------------
|3.                    |  SEC USE ONLY                                                                                  |
|                      |                                                                                                |
-------------------------------------------------------------------------------------------------------------------------
|4.                    |  CITIZENSHIP OR PLACE OF ORGANIZATION: United States                                           |
|                      |                                                                                                |
-------------------------------------------------------------------------------------------------------------------------
|NUMBER OF             |  5. |  SOLE VOTING POWER                                                               0       |
|SHARES                |------------------------------------------------------------------------------------------------|
|BENEFICIALLY          |  6. |  SHARED VOTING POWER                                                       887,638       |
|OWNED                 |------------------------------------------------------------------------------------------------|
|BY EACH               |  7. |  SOLE DISPOSITIVE POWER                                                          0       |
|REPORTING PERSON      |------------------------------------------------------------------------------------------------|
|WITH                  |  8. |  SHARED DISPOSITIVE POWER                                                  887,638       |
----------------------------------------------------------------------------------- -------------------------------------
|9.                    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  887,638 SHARES                 |
----------------------- -------------------------------------------------------------------------------------------------
|10.                   |  CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES                                               |
|                      |  CERTAIN SHARES (SEE INSTRUCTIONS)                                                      [ ]    |
----------------------- -------------------------------------------------------------------------------------------------
|11.                   |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:                                       8.8%   |
|                      |                                                                                                |
----------------------- -------------------------------------------------------------------------------------------------
|12.                   | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):                                            IN     |
----------------------- -------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
|1.                    |  NAMES OF REPORTING |PERSONS: Shirley A. Stonecipher                                           |
|                      |                                                                                                |
-------------------------------------------------------------------------------------------------------------------------
|2.                    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(See Instructions)              (a)      [ ]  |
|                      |                                                                                  (b)      [ ]  |
------------------------------------------------------------------------------------------------------- -----------------
|3.                    |  SEC USE ONLY                                                                                  |
|                      |                                                                                                |
-------------------------------------------------------------------------------------------------------------------------
|4.                    |  CITIZENSHIP OR PLACE OF ORGANIZATION: United States                                           |
|                      |                                                                                                |
-------------------------------------------------------------------------------------------------------------------------
|NUMBER OF             |  5. |  SOLE VOTING POWER                                                               0       |
|SHARES                |------------------------------------------------------------------------------------------------|
|BENEFICIALLY          |  6. |  SHARED VOTING POWER                                                       887,638       |
|OWNED                 |------------------------------------------------------------------------------------------------|
|BY EACH               |  7. |  SOLE DISPOSITIVE POWER                                                          0       |
|REPORTING PERSON      |------------------------------------------------------------------------------------------------|
|WITH                  |  8. |  SHARED DISPOSITIVE POWER                                                  887,638       |
----------------------------------------------------------------------------------- -------------------------------------
|9.                    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  887,638 SHARES                 |
----------------------- -------------------------------------------------------------------------------------------------
|10.                   |  CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES                                               |
|                      |  CERTAIN SHARES (SEE INSTRUCTIONS)                                                      [ ]    |
----------------------- -------------------------------------------------------------------------------------------------
|11.                   |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:                                       8.8%   |
|                      |                                                                                                |
----------------------- -------------------------------------------------------------------------------------------------
|12.                   | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):                                            IN     |
----------------------- -------------------------------------------------------------------------------------------------

Item 1(a). Name of Issuer:
           Pre-Paid Legal Services, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:
           One Pre-Paid Way
           Ada, OK 74820

Item 2(a). Name of Person Filing:
           This Schedule 13G/A is filed jointly pursuant to Rul e 13d-1(k)(1) on behalf of Harland C. Stonecipher and Shirley A. Stonecipher (the "Reporting Persons").

Item 2(b). Address of Principal Business Office or, if none, Residence:
           The principal business office of each of the Reporting Persons is One Pre-Paid Way, Ada, Oklahoma 74820.

Item 2(c). Citizenship:
           Each of the Reporting Persons is a citizen of the United States.

Item 2(d). Title of Class of Securities:
           Common Stock

Item 2(e). CUSIP Number:
           740065 10 7

Item 3.    If this  statement is  filed pursuant to Rule 13d-1(b) or 13d-2(b) or
           (c), check whether the person filing is a:
           (a)  [  ]    Broker or dealer registered under section 15 of the  Act
                        (15 U.S.C. 78o).
           (b)  [  ]    Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c).
           (c)  [  ]    Insurance company as defined in section 3(a)(19) of  the
                        Act (15 U.S.C. 78c).
           (d)  [  ]    Investment company registered  under section  8  of  the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8).
           (e)  [  ]    An  investment adviser in accordance  with ss. 240.13d-1
                        (b)(1)(ii)(E);
           (f)  [  ]    An employee benefit plan or endowment fund in accordance
                        with ss. 240.13d-1(b)(1)(ii)(F);
           (g)  [  ]    A parent holding company or control person in accordance
                        with ss. 240.13d-1(b)(1)(ii)(G);
           (h)  [  ]    A savings association as defined in Section 3(b)  of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813);
           (i)  [  ]    A church plan that is excluded from the definition of an
                        investment company under section 3(c)(14) of the Invest-ment Company Act of 1940(15 U.S.C. 80a-3);

           (j)  [  [    A non-U.S. institution in accordance with ss.240.13d-1(b
                        )(ii)(j)
           (k)  [  ]    Group, in accordance with ss.240.13d-1(b)(1)(ii)(k).
           If filing as a non-U.S. institution in accordance with ss.240.13d-1(b )(ii)(J), please specific the type of institution:

Item 4.    Ownership.
     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     Each of the Reporting Persons beneficially owns 887,638 shares of Common Stock, which represents 8.8% of the Issuer's outstanding Common Stock, based on 10,521,169 shares outstanding as of December 31, 2009. This total includes (a) 864,377 shares of Common Stock jointly held by the Reporting Persons, and (b) 23,261 shares held by Mr. Stonecipher through the Issuer's Employee Stock Ownership and Thrift Plan and Trust. Neither of the Reporting Persons has the sole power to dispose or to direct the disposition of any shares of Common Stock, but each of the Reporting Persons has the shared power to dispose or to direct the disposition of 887,638 shares of Common Stock.

  (a)        Amount beneficially owned:                           887,638 shares
  (b)        Percent of class:                                              8.8%
  (c)        Number of shares as to which such person has:
        (i)  Sole power to vote or to direct the vote:                         0
       (ii)  Shared power to vote or to direct the vote:                 887,638
      (iii)  Sole power to dispose or to direct the disposition of:            0
       (iv)  Shares power to dispose or to direct the disposition of:    887,638

Item 5.    Ownership of Five Percent or Less of a Class.
           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
           Not applicable.

Item 8.    Identification and Classification of Members of the Group.
           Not applicable.

Item 9.    Notice of Dissolution of Group.
           Not applicable.

Item 10.   Certifications.




     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                          SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   February 11, 2010
                                          --------------------------------------
                                                        (Date)

                                                 /s/Harland C. Stonecipher
                                          --------------------------------------
                                                       (Signature)

                                                    Harland C. Stonecipher
                                          --------------------------------------
                                                      (Name and Title)


                                                  February 11, 2010
                                          --------------------------------------
                                                        (Date)

                                                   Shirley A. Stonecipher
                                          --------------------------------------
                                                       (Signature)

                                                /s/Shirley A. Stonecipher
                                          --------------------------------------
                                                      (Name and Title)

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

     The undersigned, Harland C. Stonecipher and Shirley A. Stonecipher, hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of the undersigned on whose behalf this Schedule 13G/A is filed (i) is individually eligible to use the schedule on which the information is filed;
(ii) is responsible for the timely filing of such Schedule 13G/A and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, but none of the undersigned is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person know or has reason to believe that such information is inaccurate, and (iii) agree that this statement contains the required information with regard to each Reporting Person.

         Date:  February 11, 2010.



                                          /s/ Harland C. Stonecipher
                                          --------------------------------------
                                              Harland C. Stonecipher


                                          /s/ Shirley A. Stonecipher
                                          --------------------------------------
                                              Shirley A. Stonecipher